Exhibit 99.1

Wynn Resorts, Limited Reports Third Quarter Results

LAS VEGAS, November 2, 2010 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the third quarter ended September 30, 2010.

Net revenues for the third quarter of 2010 were $1.0 billion, compared to $773.1 million in the third quarter of 2009, driven by a 49.7% increase in net revenues at Wynn Macau. Adjusted property EBITDA (1) increased $76.3 million to $274.5 million for the third quarter of 2010, compared to $198.2 million in the 2009 quarter.

On a US GAAP (Generally Accepted Accounting Principles) basis, net loss attributable to Wynn Resorts for the third quarter of 2010 was $33.5 million, or ($0.27) per diluted share, compared to a net income attributable to Wynn Resorts of $34.2 million, or $0.28 per diluted share in the third quarter of 2009. The decline was primarily attributable to a loss on extinguishment of debt of $64.2 million. Adjusted net income in the third quarter of 2010 was $48.7 million, or $0.39 per diluted share (adjusted EPS)(2) compared to an adjusted net income of $39.9 million, or $0.33 per diluted share in the third quarter of 2009.

Wynn Resorts also announced today that its Board of Directors has approved a cash dividend of $8 per share on its outstanding common stock. This dividend will be payable on December 7, 2010, to stockholders of record on November 23, 2010. The stock will begin to trade ex-dividend on November 19, 2010.

Wynn Macau Third Quarter Results

In the third quarter of 2010 net revenues were $671.4 million compared to $448.5 million in the third quarter of 2009. EBITDA in the September 2010 quarter was $198.0 million, up 54.5% from $128.2 million in the third quarter of 2009.

Table games results are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $21.7 billion for the 2010 quarter, a 53.9% increase from $14.1 billion in the third quarter of 2009. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the quarter was 2.88%, within the expected range of 2.7% to 3.0% and slightly higher than the 2.84% experienced in the third quarter of 2009.

Table games drop in the mass market category was $605.1 million during the period, a 20.6% increase from $501.8 million in the third quarter of 2009.  Mass market table games win percentage (calculated before discounts) of 22.8% was above our expected range of 19% to 21% and above the 20.8% generated in the 2009 quarter.

Slot machine handle increased 49.0% to $1.1 billion as compared to the prior year quarter. Win per unit per day was 47.4% higher at $538, compared to $365 in the third quarter 2009.

Encore at Wynn Macau, with its intimate atmosphere and higher-limit tables, has been very well received by Wynn customers and has greatly contributed to the growth in revenues at Wynn Macau.

Wynn Macau achieved an Average Daily Rate (ADR) of $287 for the third quarter of 2010, compared to $263 in the 2009 quarter. The property’s occupancy was 87.6%, compared to 89.2% during the prior year period as we added 414 rooms and villas with the opening of Encore on April 21, 2010. Revenue per available room (REVPAR) was $251 in the 2010 quarter, 7.0% above 2009 levels of $235.

Gross non-gaming revenues at Wynn Macau increased 66.0% during the quarter to $77.5 million, driven primarily by hotel and retail revenues which were up 81.3% and 69.4%, respectively. Room revenues increased as a result of the addition of the Encore rooms and retail revenues benefited from strong same-store sales growth and the addition of three new outlets at Encore.

Including Encore, we currently have 461 tables (233 VIP tables, 217 mass market tables and 11 poker tables) and 1,130 slot machines at Wynn Macau.

On November 2 (Hong Kong time), the Wynn Macau, Limited Board of Directors approved a HK$0.76 per share dividend. This dividend will be payable on December 3, 2010, to stockholders of record on November 22, 2010. In addition, the Board of Wynn Macau, Limited determined the Company will consider paying recurring dividends, with a target yield of 1-3% annually, after a review of the then current financial results during each year and having regard to the terms of the financing documents that Wynn Macau, Limited is party to. The Board of Directors has determined that a target yield of 1-3% annually, will allow Wynn Macau, Limited to maintain ample liquidity to achieve its Cotai growth strategy.

Wynn Las Vegas Third Quarter Results

For the third quarter ended September 30, 2010, net revenues for our Las Vegas operations were $334.5 million, 3.1% higher than in the third quarter of 2009. Property EBITDA of $76.5 million (with a 22.9% EBITDA margin on net revenue) was up 9.3% versus the $70.0 million generated in the comparable period in 2009, primarily due to higher non-gaming revenues.

Net casino revenues in the third quarter of 2010 were $138.4 million, down 3.9% from the third quarter of 2009. Table games drop was $545.1 million, compared to drop of $518.1 million in the 2009 quarter and table games win percentage of 22.8% was within the property’s expected range of 21% to 24% and below the 23.7% reported in the 2009 quarter. Slot machine handle of $690.6 million was 18.8% below the comparable period of 2009, however net slot win was down only 3.4%.

Gross non-casino revenues for the quarter were $239.4 million, a 6.3% increase from the third quarter of 2009, driven primarily by higher revenues from our nightclub operations and the recently opened Encore Beach Club and Surrender nightclub.

Room revenues were down 1.7% to $75.6 million during the quarter, versus $76.9 million in the third quarter of 2009. Even though Average Daily Rate (ADR) was flat at $210 and occupancy increased from 83.9% to 87.8%, we had 6.2% fewer room nights available for sale during the quarter due to our remodel of the rooms at Wynn Las Vegas. This room remodel is expected to be completed in the second quarter of 2011.

Food and beverage revenues increased 15.5% to $111.8 million in the quarter as we opened the new Encore Beach Club and Surrender nightclub in May 2010. Retail revenues were $20.7 million in the quarter, 1.8% below last year’s levels. Entertainment revenues increased 9.2% to $18.1 million from the third quarter of 2009 primarily due to the Garth Brooks performances (started in December 2009).

Other Factors Affecting Earnings

Interest expense was $60.3 million for the third quarter of 2010. Depreciation and amortization expense was $99.3 million during the quarter compared to $101.9 million for the three months ended September 30, 2009. Depreciation decreased modestly even with the opening of Encore at Wynn Macau (in April 2010) and the Beach Club at Wynn Las Vegas (in May 2010) as Wynn Las Vegas’ depreciation decreased as a result of assets with a 5 year life being fully depreciated as of April 2010.

Corporate expense and other was $25.5 million (including approximately $6.8 million of stock based compensation) in the third quarter of 2010, a $9.7 million increase primarily due to higher bonus accruals and development expenses.

Property charges and other for the quarter ended September 30, 2010 were $17.5 million including a $14.9 million payment associated with a Wynn Las Vegas nightclub management contract termination payment.

In August 2010, Wynn Las Vegas issued $1.32 billion of 7 3/4% First Mortgage Notes due 2020, concurrently tendered for and redeemed all of its 2014 Notes and amended its credit facilities. In connection with this transaction, we recorded a loss on extinguishment of debt of $ 64.2 million including the tender consideration, the call premium and the related write offs of the unamortized debt issue costs and original issue discount.  During the quarter we also extended the majority of the Wynn Las Vegas bank debt to 2015, amended the bank covenants by reducing the interest coverage test and eliminating the leverage ratio test.

Balance Sheet and Capital Expenditures

Our total cash balances at September 30, 2010 were $1.9 billion. Total debt outstanding at the end of the quarter was $3.2 billion, including approximately $2.6 billion of Wynn Las Vegas debt and $552 million of Wynn Macau debt.

The Company, after paying the $8 cash dividend, will have approximately $1.0 billion in cash and $3.4 billion in debt.

Capital expenditures during the third quarter of 2010, net of changes in construction payables and retention, totaled approximately $40 million primarily related to the Wynn Las Vegas room remodel.

Conference Call Information

The Company will hold a conference call to discuss its results on Tuesday, November 2, 2010 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) attributable to Wynn Resorts to adjusted net income attributable to Wynn Resorts, and (ii) operating income (loss) to adjusted property EBITDA and adjusted property EBITDA to net income (loss) attributable to Wynn Resorts.

(2) Adjusted net income attributable to Wynn Resorts is net income (loss) before pre-opening costs, (gain) loss on extinguishment of debt/exchange offer, change in swap fair value, property charges and other expenses.  Adjusted net income attributable to Wynn Resorts and adjusted net income per share attributable to Wynn Resorts (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts and adjusted net income attributable to Wynn Resorts per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Operating revenues:
Casino	$765,391	$565,072	$2,246,184	$1,615,071
Rooms	101,550	91,181	294,985	284,772
Food and beverage	129,432	109,152	368,596	330,293
Entertainment, retail and other	85,945	71,500	255,808	204,104
Gross revenues	1,082,318	836,905	3,165,573	2,434,240
Less: promotional allowances	(76,369)	(63,834)	(218,063)	(197,958)
Net revenues	1,005,949	773,071	2,947,510	2,236,282

Operating costs and expenses:
Casino	500,303	360,595	1,467,499	1,060,190
Rooms	30,572	28,259	93,363	82,706
Food and beverage	72,221	63,980	206,754	189,702
Entertainment, retail and other	50,062	43,639	147,819	119,682
General and administrative	103,030	88,987	285,699	263,829
Provision for doubtful accounts	859	5,150	14,729	12,979
Pre-opening costs	85	330	9,071	370
Depreciation and amortization	99,341	101,907	305,259	306,106
Property charges and other	17,527	725	22,374	11,272
Total operating costs and expenses	874,000	693,572	2,552,567	2,046,836

Operating income	131,949	79,499	394,943	189,446

Other income (expense):
Interest income	953	407	1,812	1,245
Interest expense, net of capitalized interest	(60,341)	(50,140)	(163,200)	(160,861)
Decrease in swap fair value	(352)	(5,344)	(5,629)	(988)
Gain (loss) on extinguishment of debt/exchange offer	(64,215)	-	(67,367)	22,513
Equity in income (loss) from unconsolidated affiliates	112	(38)	618	(76)
Other	(1,141)	(3)	(446)	208
Other income (expense), net	(124,984)	(55,118)	(234,212)	(137,959)

Income before income taxes	6,965	24,381	160,731	51,487

(Provision) benefit for income taxes	(9,019)	9,829	(16,009)	(25,612)

Net income (loss)	(2,054)	34,210	144,722	25,875

Less: Net income attributable to noncontrolling interests	31,454	-	98,837	-

Net income (loss) attributable to Wynn Resorts, Limited	$(33,508)	$34,210	$45,885	$25,875

Basic and diluted income (loss) per common share:
Net income (loss) attributable to Wynn Resorts, Limited:
Basic	$(0.27)	$0.28	$0.37	$0.22
Diluted	$(0.27)	$0.28	$0.37	$0.22
Weighted average common shares outstanding:
Basic	122,771	122,200	122,569	119,011
Diluted	122,771	122,610	123,564	119,263

Dividends declared per common share:	$0.25	-	$0.50	-

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS)
TO ADJUSTED NET INCOME
(amounts in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net income (loss) attributable to Wynn Resorts, Limited.	$(33,508)	$34,210	$45,885	$25,875
Pre-opening costs	85	330	9,071	370
(Gain) loss on extinguishment of debt/exchange offer	64,215	-	67,367	(22,513)
Decrease in swap fair value	352	5,344	5,629	988
Property charges and other	17,527	725	22,374	11,272
Adjustment for income taxes	-	(677)	-	5,373
Adjustment for noncontrolling interest	(4)	-	(2,965)	-
Adjusted net income attributable to Wynn Resorts, Limited (2)	$48,667	$39,932	$147,361	$21,365

Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$0.39	$0.33	$1.19	$0.18

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME (LOSS)
(amounts in thousands)
(unaudited)

	Three Months Ended September 30, 2010
	Las Vegas	Macau	Corporate and Other	Total
Operating income (loss)	$(16,195)	$124,745	$23,399	$131,949

Pre-opening costs	85	-	-	85
Depreciation and amortization	63,330	35,406	605	99,341
Property charges and other	16,552	975	-	17,527
Management and royalty fees	5,020	27,047	(32,067)	-
Corporate expense and other	4,775	8,686	5,299	18,760
Stock-based compensation	2,821	1,149	2,785	6,755
Equity in income (loss) from unconsolidated affiliates	133	-	(21)	112

Adjusted Property EBITDA (1)	$76,521	$198,008	$-	$274,529

	Three Months Ended September 30, 2009
	Las Vegas	Macau	Corporate and Other	Total
Operating income (loss)	$(20,886)	$83,228	$17,157	$79,499

Pre-opening costs	-	330	-	330
Depreciation and amortization	77,811	23,351	745	101,907
Property charges and other	159	562	4	725
Management and royalty fees	4,814	17,797	(22,611)	-
Corporate expense and other	5,586	1,603	1,701	8,890
Stock-based compensation	2,508	1,303	3,092	6,903
Equity in income (loss) from unconsolidated affiliates	50	-	(88)	(38)

Adjusted Property EBITDA (1)	$70,042	$128,174	$-	$198,216

	Three Months Ended
	September 30,
	2010	2009
Adjusted Property EBITDA (1)	$274,529	$198,216

Pre-opening costs	(85)	(330)
Depreciation and amortization	(99,341)	(101,907)
Property charges and other	(17,527)	(725)
Corporate expenses and other	(18,760)	(8,890)
Stock-based compensation	(6,755)	(6,903)
Interest income	953	407
Interest expense, net of capitalized interest	(60,341)	(50,140)
Decrease in swap fair value	(352)	(5,344)
Loss on extinguishment of debt/exchange offer	(64,215)	-
Other	(1,141)	(3)
Benefit (provision) for income taxes	(9,019)	9,829

Net income (loss)	(2,054)	34,210

Less: Net income attributable to noncontrolling interests	31,454	-

Net income (loss) attributable to Wynn Resorts, Limited	$(33,508)	$34,210

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME
(amounts in thousands)
(unaudited)

	Nine Months Ended September 30, 2010
	Las Vegas	Macau	Corporate and Other	Total
Operating income (loss)	$(67,902)	$389,927	$72,918	$394,943

Pre-opening costs	2,053	7,018	-	9,071
Depreciation and amortization	209,839	93,283	2,137	305,259
Property charges and other	18,288	3,922	164	22,374
Management and royalty fees	14,581	78,762	(93,343)	-
Corporate expense and other	16,081	19,321	9,410	44,812
Stock-based compensation	8,800	3,613	8,308	20,721
Equity in income from unconsolidated affiliates	212	-	406	618

Adjusted Property EBITDA (1)	$201,952	$595,846	$-	$797,798

	Nine Months Ended September 30, 2009
	Las Vegas	Macau	Corporate and Other	Total
Operating income (loss)	$(87,616)	$225,614	$51,448	$189,446

Pre-opening costs	-	370	-	370
Depreciation and amortization	233,680	70,184	2,242	306,106
Property charges and other	7,453	2,310	1,509	11,272
Management and royalty fees	13,871	51,258	(65,129)	-
Corporate expense and other	15,318	6,492	1,764	23,574
Stock-based compensation	7,072	3,762	7,863	18,697
Equity in income (loss) from unconsolidated affiliates	(379)	-	303	(76)

Adjusted Property EBITDA (1)	$189,399	$359,990	$-	$549,389

	Nine Months Ended
	September 30,
	2010	2009
Adjusted Property EBITDA (1)	$797,798	$549,389

Pre-opening costs	(9,071)	(370)
Depreciation and amortization	(305,259)	(306,106)
Property charges and other	(22,374)	(11,272)
Corporate expenses and other	(44,812)	(23,574)
Stock-based compensation	(20,721)	(18,697)
Interest income	1,812	1,245
Interest expense, net of capitalized interest	(163,200)	(160,861)
Decrease in swap fair value	(5,629)	(988)
Gain (loss) on extinguishment of debt/exchange offer	(67,367)	22,513
Other	(446)	208
Provision for income taxes	(16,009)	(25,612)

Net income	144,722	25,875

Less: Net income attributable to noncontrolling interests	98,837	-

Net income attributable to Wynn Resorts, Limited	$45,885	$25,875

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Room Statistics for Las Vegas operations:
Occupancy %	87.8%	83.9%	90.0%	86.6%
Average Daily Rate (ADR)1	$ 210	$210	$ 203	$ 217
Revenue per available room (REVPAR)2	$ 184	$176	$ 183	$ 188

Other information for Las Vegas operations:
Table games win per unit per day3	$5,695	$5,801	$5,617	$5,071
Table Win %	22.8%	23.7%	22.1%	20.7%
Slot machine win per unit per day4	$ 158	$ 158	$ 160	$ 170
Average number of table games	237	230	229	229
Average number of slot machines	2,664	2,768	2,670	2,776

Room Statistics for Macau:
Occupancy %	87.6%	89.2%	86.0%	86.4%
Average Daily Rate (ADR)1	$ 287	$ 263	$ 286	$ 265
Revenue per available room (REVPAR)2	$ 251	$ 235	$ 246	$ 229

Other information for Macau:
Table games win per unit per day3	$17,940	$15,077	$19,059	$14,308
Slot machine win per unit per day4	$ 538	$ 365	$ 482	$ 397
Average number of table games	462	363	432	367
Average number of slot machines	1,182	1,124	1,181	1,196

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

(2) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue (less service charges, if any) by total rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day calculated as gross slot win minus progressive accruals and free play.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com